Exhibit 2.1

CONFIDENTIAL

EXECUTION COPY

SECURITIES PURCHASE AGREEMENT

DATED AS OF JULY 10, 2011

BY AND AMONG

MEDIMEDIA ANIMAL HEALTH, LLC,

MEDIMEDIA USA, INC.

AND

VICAR OPERATING, INC.

i

ii

EXHIBITS

Exhibit A	—	List of Potential Neutral Accounting Firms
Exhibit B	—	Transition Services Agreement
Exhibit C	—	Transitional Trademark License Agreement

SCHEDULES

Schedule 5.1	—	Names and Titles of the Officers of the Company
Schedule 5.11	—	Leased Real Property
Schedule 5.12	—	Intellectual Property Rights
Schedule 5.13	—	Material Contracts
Schedule 5.14	—	Orders and Litigation
Schedule 5.16	—	Seller Benefit Plans
Schedule 5.18	—	Insurance
Schedule 5.20	—	Material Customers and Suppliers

iii

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of July 10, 2011, is made by and among MediMedia Animal Health, LLC, a Delaware limited liability company (the “Company”), MediMedia USA, Inc., a Delaware corporation (“Seller”), and Vicar Operating, Inc., a Delaware corporation (“Buyer”). Capitalized terms used and not otherwise defined herein have the meanings set forth in Article I.

WHEREAS, Seller is the sole equityholder of the Company and beneficially and of record owns all of the issued and outstanding limited liability company membership interests of the Company, consisting of 100 Common Units of the Company (the “Securities”); and

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of the Securities.

NOW, THEREFORE, in consideration of the premises, representations and warranties and mutual covenants contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. For purposes hereof, the following capitalized terms shall have the respective meanings set forth in this Article I:

“AAA” has the meaning set forth in Section 11.13.

“Accounting Arbitrator” has the meaning set forth in Section 2.4(d).

“Accounting Principles” means the accounting principles, policies, procedures, practices, applications and methodologies (with consistent classifications, judgments, inclusions, exclusions and valuation and estimation methodologies) used and applied by Seller and the Company in the preparation of the Most Recent Balance Sheet and the other Financial Statements.

“Adjustment Calculation Time” means 11:59 p.m. (New York, New York time) on the day immediately prior to the Closing Date.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Agreement” has the meaning set forth in the preamble.

“Base Purchase Price” means $146,000,000.

“Board of Arbitration” has the meaning set forth in Section 11.13.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks are required or authorized by Law to be closed in New York, New York.

“Business Employees” means the employees of the Company.

“Business Intellectual Property Rights” has the meaning set forth in Section 5.12.

“Buyer” has the meaning set forth in the preamble.

“Buyer Parties” means the Buyer, any Affiliate of Buyer (including, if the Closing occurs, the Company and its Subsidiaries) and their respective officers, directors, employees, partners, members, managers, agents, attorneys, representatives, successors or permitted assigns.

“Closing” has the meaning set forth in Section 2.2.

“Closing Balance Sheet” has the meaning set forth in Section 2.4(a).

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Indebtedness” has the meaning set forth in Section 2.4(a).

“Closing Statement” has the meaning set forth in Section 2.4(a).

“Closing Working Capital” has the meaning set forth in Section 2.4(a).

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code and of any similar state Law.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble.

“Company Business” means, collectively, the business of (i) providing analytical information services related to animal product sales to the animal health industry, (ii) providing animal health clinical content and animal health continuing medical education via online websites for veterinarians and animal healthcare teams, and (iii) providing online animal health-related e-commerce, marketing and communication tools and media content for veterinarians and pet owners, in each case, in the manner conducted on the Closing Date by the Company anywhere in the United States of America.

“Confidentiality Agreement” has the meaning set forth in Section 7.4(b).

“Court” has the meaning set forth in Section 8.5(d).

“Employee Benefit Plan” means an “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) or any other benefit or compensation plan, program, policy, agreement or arrangement.

“Environmental Laws” means all Laws concerning pollution or protection of the environment, as the foregoing are enacted or in effect prior to or on the Closing Date.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“Estimated Closing Balance Sheet” has the meaning set forth in Section 2.3(a).

“Estimated Closing Indebtedness” has the meaning set forth in Section 2.3(a).

“Estimated Closing Statement” has the meaning set forth in Section 2.3(a).

“Estimated Closing Working Capital” has the meaning set forth in Section 2.3(a).

“Estimated Purchase Price” means the result equal to (i) the Base Purchase Price, minus (ii) the Estimated Closing Indebtedness, plus (iii) the amount, if any, by which the Estimated Closing Working Capital exceeds the Working Capital Target, minus (iv) the amount, if any, by which the Estimated Closing Working Capital is less than the Working Capital Target.

“Excluded Liabilities” means (i) any Liabilities of the Seller Parties for Taxes for any period prior to the Closing Date (in the case of Taxes of the Company, determined in accordance with Section 8.4(d)); (ii) any Liabilities of the Seller Parties for costs and expenses incurred in connection with the negotiation, execution, and performance under this Agreement and other transaction costs incurred in connection with the transactions contemplated by this Agreement, including all fees of counsel to the Seller Parties and all compensation to brokers, finders and agents with respect to the transactions contemplated by this Agreement (but, for the avoidance of doubt, excluding any amounts payable by the Company to Seller pursuant to the Transition Services Agreement); (iii) any Liabilities arising from the ownership and/or operation of the assets, or of any business, of the Seller Parties other than the Company Business conducted by the Company prior to the Closing Date; (iv) any Liabilities of the Seller Parties for Indebtedness other than the Closing Indebtedness; (v) any Liabilities of the Company to the Seller Parties following the Closing Date other than as expressly provided for in this Agreement, the Exhibits attached hereto (including the Transition Services Agreement) or any other agreement entered into by any Seller Party, on the one hand, and the Company, on the other hand, following the Closing; (vi) any Liabilities of the Company or any other Seller Party under the plan listed with respect to Section 5.7(f) on Schedule 5.7; and (vii) any Liabilities of the Seller Parties with respect to any indemnity or guaranty obligation for any Liability referenced in clauses (i) through (vi) above.

“Financial Statements” has the meaning set forth in Section 5.5.

“Fundamental Representations” means the representations and warranties set forth in Section 4.1, Section 4.2, Section 4.4, Section 5.1(a), and Section 5.2.

“GAAP” means generally accepted accounting principles as in effect in the United States of America from time to time, consistently applied.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the Governing Documents of a corporation are its certificate of incorporation and by-laws, the Governing Documents of a limited partnership are its certificate of limited partnership and limited partnership agreement, and the Governing Documents of a limited liability company are its certificate of formation and limited liability company operating agreement.

“Governmental Authority” means the government of the United States of America and any state, commonwealth, territory, possession, county, or municipality thereof, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established to perform any of such functions.

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Income Tax” means any United States federal, state or local or non-United States Tax based on or measured by reference to net income, including any interest, penalty or addition thereto, whether disputed or not.

“Indebtedness” means, with respect to any Person, at any particular time, without duplication, (i) any obligations of such Person under any indebtedness for borrowed money (including all obligations for principal, interest, premiums, penalties, fees, make-whole payments, expenses, indemnities, breakage costs and bank overdrafts thereunder), (ii) any indebtedness of such Person evidenced by any note, bond, debenture or other debt security, (iii) any written commitment by which such Person assures a creditor against loss (including contingent reimbursement obligations with respect to acceptance, letters of credit or other similar facilities), (iv) any obligations under leases that are or should be recorded as capital leases in accordance with GAAP, (v) any borrowing of money secured by a Lien on such Person’s assets, (vi) all obligations of such Person for the deferred and unpaid purchase price of property or services (other than trade payables, deferred capital expenditures and accrued expenses incurred in the Ordinary Course of Business), (vii) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (whether or not the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (viii) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any partnership or membership or other equity interests of such Person, and (ix) all Indebtedness of other Persons referred to in clauses (i) through (viii) above to the extent guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person.

“Intellectual Property Rights” means all worldwide rights in and to (i) patents and patent applications (including reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations), (ii) trademarks, service marks, trade dress, trade, corporate and business names, Internet domain names, all applications and, registrations for the foregoing, including and renewals and extensions of same, and all goodwill associated with the foregoing, (iii) copyrights and mask works, including all applications, registrations and renewals, extensions, restorations and reversions in connection therewith, (iv) trade secrets (including those contained in designs, specifications, know-how, customer/vendor lists, sales records databases, technical information, marketing information, proprietary software and applications), and (v) all other intellectual property rights.

“Intercompany Obligations” means all Liabilities owed or owing from the Company to Seller Parties or any direct or indirect parent company of Seller.

“IT Resources” means all the equipment, networks, hardware, software, technical knowledge, expertise and other resources, including all information technology resources and computer systems, held, owned or used by or on behalf of the Company.

“Knowledge of Buyer” means the actual knowledge after reasonable good faith investigation (which shall in no event encompass constructive, imputed or similar concepts of knowledge) of Robert Antin or Thomas Fuller, none of whom shall have any personal liability or obligations regarding such knowledge or with respect to any of the representations or warranties made in this Agreement.

“Knowledge of Seller” means the actual knowledge after reasonable good faith investigation (which shall in no event encompass constructive, imputed or similar concepts of knowledge) of Steven Simcox and Michael Burnett, neither of whom shall have any personal liability or obligations regarding such knowledge or with respect to any of the representations or warranties made in this Agreement.

“Knowledge of the Company” means the actual knowledge after reasonable good faith investigation (which shall in no event encompass constructive, imputed or similar concepts of knowledge) of Steven Simcox, Michael Burnett, Derrick Kraemer and Jeff Gaidos, none of whom shall have any personal liability or obligations regarding such knowledge or with respect to any of the representations or warranties made in this Agreement.

“Law” means any applicable binding statute, law, treaty, rule, regulation, order, decree, writ or injunction of any Governmental Authority.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in the real property held by the Company.

“Leases” means all leases, subleases, licenses, and other agreements (written or oral), including all amendments, extensions, renewals and other agreements with respect thereto, pursuant to which the Company holds any interest in Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company thereunder.

“Liabilities” has the meaning set forth in Section 5.6.

“Lien” means any mortgage, pledge, lien, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest, or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever. For the avoidance of doubt, a license of Intellectual Property Rights shall not be deemed a “Lien” hereunder.

“Losses” means any loss, damage, injury, liability, claim, demand, settlement, judgment, award, fine, penalty, cost or expense (including reasonable attorneys’ fees), including in respect of enforcement of indemnify rights hereunder.

“Material Adverse Effect” means any change or effect that is materially adverse (A) to the business, condition (financial or otherwise), results of operations, or prospects, of the Company, taken as a whole, or (B) to the Company’s or Seller’s ability to perform their respective obligations under this Agreement or to consummate the transactions contemplated by this Agreement; provided, however, that none of the following shall be deemed in and of itself, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (i) any failure by the Company to meet internal projections or forecasts or published revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the Closing Date (provided that the underlying causes of such failure may be considered in determining whether there is a Material Adverse Effect); (ii) any change, effect, event, occurrence, state of facts or development attributable to the announcement or pendency of the transactions contemplated by this Agreement; (iii) any change, effect, event, occurrence, state of facts or development attributable to conditions affecting the banking industry (including a change in interest rates), the United States economy as a whole or the capital markets in general; (iv) any change, effect, event, occurrence, state of facts or development resulting from or relating to compliance with the terms of this Agreement; (v) any change, effect, event, occurrence, state of facts or development arising from or relating to any change in GAAP or any interpretation of GAAP; (vi) any change, effect, event, occurrence, state of facts or development arising from or relating to any change in Laws or the interpretation thereof; or (vii) any change, effect, event, occurrence, state of facts or development caused by acts of terrorism or war (whether or not declared) unless, solely in the case of the foregoing clauses (iii), (iv), (v), (vi) and (vii), such changes, effects, events, occurrences, state of facts or developments referred to therein materially and disproportionately impacts the Company relative to the industry or market in which the Company operates.

“Material Contracts” has the meaning set forth in Section 5.13.

“Most Recent Balance Sheet” has the meaning set forth in Section 5.5.

“Most Recent Balance Sheet Date” has the meaning set forth in Section 5.5.

“Neutral Accounting Firm” means members of the dispute resolution group of one of the independent accounting firms listed on Exhibit A attached hereto (which shall be selected in the order of priority listed on such exhibit), which firm shall be reasonably independent from the Company, Seller and Buyer and which members are not subject to any actual or potential conflict of interest in respect of the matters to be brought before them pursuant to the terms and conditions of this Agreement.

“New Plan” has the meaning set forth in Section 8.2(c).

“Objection Notice” has the meaning set forth in Section 2.4(c).

“Objection Period” has the meaning set forth in Section 2.4(c).

“Ordinary Course of Business” means the ordinary course of business of the Company consistent in all material respects with past custom and practice.

“Outside Date” has the meaning set forth in Section 9.1(e).

“Party” means any Person who is a party to this Agreement.

“Permitted Lien” means with respect to any asset or property of the Company: (i) taxes, assessments and other governmental levies, fees, or charges imposed with respect to such asset or property (real or personal) that are (A) not delinquent as of the Closing Date or (B) being contested in good faith and for which appropriate reserves have been established in accordance with GAAP; (ii) mechanics’ Liens and similar Liens for labor, materials, or supplies provided with respect to such asset or property incurred in the Ordinary Course of Business for amounts that are (A) not delinquent as of the Closing Date and which shall be paid in full and released at Closing or (B) being contested in good faith and for which appropriate reserves have been established in accordance with GAAP; (iii) in respect of the Securities, any restrictions on transferability imposed pursuant to applicable securities Laws; (iv) zoning, building codes and other land use Laws regulating the use or occupancy of Leased Real Property or the activities conducted thereon that are imposed by any Governmental Authority having jurisdiction over such Leased Real Property that are not violated by the current use or occupancy of such Leased Real Property or the operation of any of the businesses of the Company as currently conducted thereon or as does not have a Material Adverse Effect; and (v) easements, covenants, conditions, restrictions and other similar matters of record affecting title to Leased Real Property that do not impair the use or occupancy of Leased Real Property in the operation of the business of the Company as currently conducted thereon.

“Person” means any individual, partnership (including a limited partnership), corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization and Governmental Authority.

“Purchase Price” means an amount equal to (i) the Base Purchase Price, minus (ii) the Closing Indebtedness, plus (iii) the amount (if any) by which the Closing Working Capital exceeds the Working Capital Target, minus (iv) the amount (if any) by which the Working Capital Target exceeds the Closing Working Capital.

“Restricted Period” has the meaning set forth in Section 8.5(a).

“Revised Closing Statement” has the meaning set forth in Section 2.4(c).

“Revised Objection Notice” has the meaning set forth in Section 2.4(c).

“Securities” has the meaning set forth in the recitals.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the preamble.

“Seller Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and each other material benefit or compensation plan, program, policy or arrangement that is maintained, sponsored or contributed to by Seller or the Company and that provides benefits or compensation to any Business Employee.

“Seller Parties” means Seller, any Affiliate of Seller (including the Company prior the Closing Date) and their respective officers, directors, employees, partners, managers, agents, attorneys, representatives, successors or permitted assigns.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Tax” or “Taxes” means any United States federal, state, local, or non-United States income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, intellectual property, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, membership interest, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, or other similar tax, whether computed on a separate or consolidated, unitary or combined basis, including any interest, penalty or addition thereto.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means, with respect to any Tax, the Governmental Authority that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Authority.

“Transfer Taxes” has the meaning set forth in Section 8.4(b).

“Transition Services Agreement” means that certain Transition Services Agreement, to be dated as of the Closing Date, by and between Seller and the Company, substantially in the form attached hereto as Exhibit B, with such changes as reasonably and in good faith agreed upon by the Parties prior to the Closing.

“Transitional Trademark License Agreement” means that certain Transitional Trademark License Agreement, to be dated as of the Closing Date, by and between Seller and the Company, substantially in the form attached hereto as Exhibit C, with such changes as reasonably and in good faith agreed upon by the Parties prior to the Closing.

“Treasury Regulations” means the Treasury regulations promulgated under the Code, including any successor regulations.

“Working Capital” means, with respect to the Company, as of any date of determination, (i) the sum of the Company’s current assets minus (ii) the sum of the Company’s current liabilities (exclusive of any amounts included in Closing Indebtedness), each as determined in accordance with GAAP applied on a basis consistent with the Accounting Principles, except that such determination: (A) shall not include any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated by this Agreement; (B) shall be based on facts and circumstances as they exist immediately prior to the Closing and shall exclude the effect of any act, decision or event occurring at or after the Closing (other than the repayment or extinguishment of all Intercompany Obligations which expressly shall be included in such determination for all purposes of this definition); (C) shall follow the defined terms contained in this Agreement, whether or not such terms are consistent with GAAP; (D) shall calculate any reserves, accruals or other non-cash expense items on a pro rata (as opposed to monthly accrual) basis to account for a Closing that occurs on any date other than the last day of a calendar month; and (E) shall not include (x) any current asset arising after the Most Recent Balance Sheet Date to the extent it is recorded on the books and records of the Company with a debit to deferred revenue and (y) deferred revenue in current liabilities of the Company.

“Working Capital Target” means $2,110,000.

ARTICLE II

PURCHASE AND SALE OF THE SECURITIES

Section 2.1 Purchase and Sale of the Securities . At the Closing, upon the terms and subject to the conditions set forth in this Agreement, Seller shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase and acquire from Seller, all of the Securities in exchange for the consideration specified in Section 2.3 (as adjusted following the Closing pursuant to Section 2.4).

Section 2.2 Closing of the Transactions Contemplated by this Agreement . The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP located at 601 Lexington Avenue, New York, New York 10022 commencing at 10:00 a.m., Eastern Time, on the third Business Day following the satisfaction

(or, to the extent permitted by applicable Law, the waiver by the Party entitled to the benefit thereof) of the conditions to the obligations of the respective Parties set forth in Article III (other than any such condition that by its nature is to be satisfied at the Closing, but subject to the satisfaction (or waiver) of such conditions) but in no event later than the Outside Date, or at such other place, time or date as Buyer and Seller may mutually agree in writing. The date on which the Closing occurs is referred to as the “Closing Date.” The Closing shall be deemed to be effective as of 12:01 a.m., Eastern Time, on the Closing Date.

Section 2.3 Payment for and Surrender of the Securities.

(a) No later than five Business Days prior to the Closing, Seller shall deliver to Buyer a statement (the “Estimated Closing Statement”) setting forth (i) Seller’s good faith estimate of the Working Capital of the Company as of the Adjustment Calculation Time (the “Estimated Closing Working Capital”), (ii) Seller’s good faith estimate of the Indebtedness of the Company as of the Adjustment Calculation Time (the “Estimated Closing Indebtedness”), and (iii) the Estimated Purchase Price resulting therefrom, together with an estimated balance sheet of the Company as of the Adjustment Calculation Time (the “Estimated Closing Balance Sheet”) (accompanied by supporting work papers and other similar material used by the Company to prepare the Estimated Closing Statement and the Estimated Closing Balance Sheet).

(b) At the Closing, on the terms and subject to the conditions set forth in this Agreement, Seller shall receive payment by Buyer in cash of an amount equal to the Estimated Purchase Price. Such payment to Seller shall be made by wire transfer of immediately available funds to an account or accounts specified by Seller to Buyer in writing at least two Business Days prior to the Closing Date (the “Seller Accounts”).

Section 2.4 Post-Closing Adjustment of the Estimated Purchase Price.

(a) Within ninety days following the Closing Date, Buyer shall (or shall cause the Company to) prepare and deliver to Seller: (i) an unaudited balance sheet of the Company as of the Adjustment Calculation Time (the “Closing Balance Sheet”); and (ii) a statement (the “Closing Statement”) setting forth the Buyer’s calculation of Working Capital as of the Adjustment Calculation Time (the “Closing Working Capital”), the Indebtedness of the Company as of the Adjustment Calculation Time (the “Closing Indebtedness”) and the Purchase Price resulting therefrom.

(b) The Closing Balance Sheet shall be prepared in good faith and in accordance with GAAP applied on a basis consistent with the Accounting Principles. The Closing Statement shall be prepared from the Closing Balance Sheet. Notwithstanding the foregoing, the Closing Statement shall not include any changes in assets or liabilities as a result of the transactions contemplated hereby (other than the repayment or extinguishment of all Intercompany Obligations which expressly shall be included in the Closing Statement), including any changes relating to (i) any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated by this Agreement and (ii) any borrowings incurred on the Closing Date to finance the transactions contemplated hereby, and shall, with respect to Closing Working Capital and

Closing Indebtedness, be prepared in accordance with the applicable definitions set forth in this Agreement.

(c) From Buyer’s delivery of the Closing Statement until the final determination of the Closing Working Capital in accordance with this Section 2.4, Buyer and the Company shall afford to Seller and its accountants reasonable access, during normal business hours (and at other times as may be mutually agreed), upon reasonable advance notice, to the books, tax and accounting records and the officers and other personnel of the Company who were involved in the preparation of the Closing Statement solely to permit Seller to verify the Closing Statement and to calculate the Closing Working Capital and Closing Indebtedness. The Closing Balance Sheet and the Closing Statement and the resulting calculation of Closing Working Capital and Closing Indebtedness and the Purchase Price resulting therefrom shall become final and binding upon the parties at 5:00 p.m. Eastern Time on the thirtieth day following Seller’s receipt thereof (the “Objection Period”) unless Seller gives written notice of its disagreement (the “Objection Notice”) to Buyer prior to such date. The Objection Notice may only be based on a claim that the Closing Statement (or the components thereof) was not prepared in accordance, or is otherwise inconsistent, with the terms of this Agreement. The Objection Notice shall describe the nature of any such disagreement in reasonable detail, identify the specific items involved and the dollar amount of each such disagreement and provide reasonable supporting documentation for each such disagreement. After the delivery of the Objection Notice, any item not so identified shall be deemed to be agreed to by Seller and will be final and binding, and except to the extent that Seller makes a specific objection to a specific determination set forth on the Closing Statement pursuant to the Objection Notice delivered to Buyer within the Objection Period, the Closing Balance Sheet, the Closing Statement and the amounts contained therein shall be conclusive and binding on the Parties; provided, however, that if Seller delivers the Objection Notice to Buyer within the Objection Period, then Buyer shall have the right, within fifteen days after delivery of the Objection Notice, to modify the Closing Statement and to respond in writing to any matters that are the subject of the Objection Notice (such response, the “Revised Closing Statement”), and Seller shall have the right, within fifteen days after delivery of the Revised Closing Statement, to respond in writing to any items that were amended or otherwise modified in the Revised Closing Statement (such response, the “Revised Objection Notice”). Failure to provide a Revised Closing Statement or Revised Objection Notice shall not result in any waiver or loss of rights hereunder.

(d) If Buyer and Seller are unable to resolve all disagreements identified by Seller pursuant to Section 2.4(c) within forty-five days (or, if Buyer delivers the Revised Closing Statement, within sixty days) after delivery to Buyer of the Objection Notice notwithstanding their good faith efforts to resolve such disagreements, then all unresolved disagreements shall be submitted for final and binding resolution to a Neutral Accounting Firm to resolve such disagreements (the “Accounting Arbitrator”). The Accounting Arbitrator shall only consider those items and amounts set forth in the Closing Statement or the Revised Closing Statement, as the case may be, as to which Buyer and Seller have disagreed within the time periods set forth in Section 2.4(c) and on the terms specified above. The Accounting Arbitrator must resolve the matter in accordance with the terms and provisions of this Agreement. The Accounting Arbitrator shall deliver to Buyer and Seller, as promptly as practicable and in any event within thirty days after its appointment (unless Buyer and Seller mutually agree in writing to extend such period), a written report setting forth the resolution of any such disagreement determined in accordance with the terms of this Agreement and the resulting computation of the Closing Working Capital and Closing Indebtedness. The Accounting Arbitrator shall not assign a value to any item in dispute greater than the greatest value for such item assigned by Buyer, on the one hand, or Seller, on the other hand, or less than the smallest value for such item assigned by Buyer, on the one hand, or Seller, on the other hand. The Accounting Arbitrator shall make its determination based on presentations and supporting material provided by the Parties and, at its election, pursuant to responses provided by the Parties to inquiries posed by the Accounting Arbitrator based on such presentations and supporting material but not pursuant to its independent review. The determination of the Accounting Arbitrator shall be final and binding. The Closing Working Capital and Closing Indebtedness as determined by the Accounting Arbitrator will be conclusive and binding upon the Parties and will constitute the Closing Working Capital and Closing Indebtedness for all purposes of this Section 2.4. The fees, costs and expenses of the Accounting Arbitrator shall be borne by Seller or Buyer, as the case may be, on the basis of a determination by the Accounting Arbitrator as to which Party was least correct (in net dollar terms) in its determination of the disputed items.

(e) As promptly as practicable and in all cases, within two Business Days (i) if no Objection Notice is delivered, after the Objection Period has expired, or (ii) if an Objection Notice is delivered, after all disputes are finally resolved pursuant to Section 2.4(d), (A) Seller shall pay to Buyer the amount, if any, by which the Estimated Purchase Price is greater than the Purchase Price, by wire transfer of immediately available funds to an account or accounts specified by Buyer to Seller in writing at least two Business Days prior to the date of expiration of the Objection Period or the date on which all disputes are finally resolved pursuant to Section 2.4(d), as applicable, or (B) Buyer shall pay to Seller the amount, if any, by which the Estimated Purchase Price is less than the Purchase Price, by wire transfer of immediately available funds to the Seller Accounts.

Section 2.5 Allocation. As soon as practicable, but no later than thirty days after the Closing Date, Buyer and Seller shall jointly prepare an allocation of the Estimated Purchase Price and the liabilities of the Company existing immediately prior to the Closing among the assets of the Company, based on the fair market value of such assets immediately prior to the Closing, including any allocation to any covenants entered into in connection with this Agreement (the “Allocation”). The Allocation shall be consistent with Section 1060 of the Code and the Treasury Regulations promulgated thereunder, and any analogous provisions of state, local or foreign Law. Promptly after obtaining the Closing Statement pursuant to Section 2.4, Buyer and Seller shall update the Allocation to reflect any adjustments in a manner consistent with past preparation of the Allocation. If any further adjustment is subsequently made to the Purchase Price or other relevant items Buyer and Seller will cooperate with each other to promptly amend the Allocation to reflect such adjustment. The Allocation (as so adjusted) shall be binding on Buyer, the Company, Seller and each of their respective Affiliates for all purposes, including for Tax and financial accounting purposes. Buyer, the Company, Seller and each of their respective Affiliates shall report, act, and file Tax Returns (including Internal Revenue

Service Form 8594) in all respects and for all purposes consistent with the Allocation. Neither Buyer nor Seller nor their respective Affiliates shall take any position on any Tax Return, before any Governmental Authority or in any judicial proceeding that is inconsistent with the Allocation. If Buyer and Seller do not reach a written agreement as to the Allocation prior to the forty-fifth day after the Closing Date or, with respect to any revision of the Allocation, within a reasonable period of time (which shall be presumed to be forty-five days), then either Buyer or Seller may by notice to the other submit to the Accounting Arbitrator for determination of the Allocation in accordance with the procedural principles of Section 2.4(d) (including as to how the fees, costs and expenses of the Accounting Arbitrator are to be borne) and this Section 2.5.

ARTICLE III

CONDITIONS TO CLOSING

Section 3.1 Conditions to Each Party’s Obligations. The obligation of Buyer and Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or, to the extent permitted by applicable Law, the waiver by both Buyer and Seller in writing) of the following conditions as of the Closing Date:

(a) the waiting period under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired or been terminated, and all other material authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Authority necessary for the consummation of the transactions contemplated by this Agreement shall have been obtained or filed or shall have occurred; and

(b) no applicable Law enacted, entered, promulgated, enforced or issued by any Governmental Authority or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect.

If the Closing occurs, all closing conditions set forth in this Section 3.1 which have not been fully satisfied as of the Closing shall be deemed to have been fully and irrevocably waived by each of the Parties.

Section 3.2 Conditions to Buyer’s Obligations. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or, to the extent permitted by applicable Law, the waiver by Buyer in writing) of the following conditions as of the Closing Date:

(a) the representations and warranties set forth in Articles IV and V (other than those representations and warranties that address matters as of a particular date, which shall be true and correct as of such particular date) shall be true and correct (without giving effect to any “material,” “materiality,” or “Material Adverse Effect” qualifications contained herein) at and as of the date of this Agreement and as of the Closing Date, except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect;

(b) the Company and Seller shall have performed in all material respects all of the covenants and agreements required to be performed by them under this Agreement at or prior to the Closing;

(c) there shall not have occurred since the Most Recent Balance Sheet Date any event, change, condition, circumstance or state of facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(d) no proceeding challenging or seeking to restrain or prohibit any of the transactions contemplated by this Agreement shall have been commenced by any Governmental Authority or any Person who is not a Party or an Affiliate thereof for the purpose of obtaining any order, decree, injunction, restraint or prohibition and be pending;

(e) Buyer shall have received payoff letters in customary form relating to the repayment of the Indebtedness as of the Closing Date together with UCC-3 termination statements and other terminations or releases necessary to terminate or release, as the case may be, all Liens relating to such Indebtedness and otherwise relating to the Company’s properties and assets (other than Permitted Liens);

(f) Seller shall have executed and delivered to Buyer a counterpart signature page to the Transitional Trademark License Agreement;

(g) Seller shall have executed and delivered to Buyer a counterpart signature page to the Transition Services Agreement; and

(h) Seller shall have delivered to Buyer each of the following:

(i) the certificate(s) representing the Securities, if any, in each case duly endorsed for transfer or accompanied by duly executed unit powers or similar transfer documents;

(ii) resignations effective as of the Closing Date from all non-Business Employee officers of the Company as Buyer shall have requested in writing and delivered to Seller not less than three Business Days prior to the Closing Date;

(iii) evidence that all Intercompany Obligations owed by the Company has been repaid or otherwise extinguished in full;

(iv) a copy of each of the certificate of formation and the certificate of good standing of the Company, certified by the Secretary of State of the State of Delaware, in each case, dated within ten days of the Closing Date;

(v) a certificate dated the Closing Date duly executed by an authorized officer of the Company (A) certifying as to an attached copy of the resolutions duly adopted by Seller as the managing member of the Company authorizing the Company to execute, deliver and perform this Agreement and the other agreements contemplated hereby and to consummate all of the transactions contemplated hereby and thereby and stating that such resolutions have not been amended, modified, revoked or rescinded, and (B) stating that the conditions specified in subsections (a) and (b) of this Section 3.2 have been satisfied; and

(vi) a certificate, in form and substance as required under Section 1445(b)(2) of the Code and the Treasury Regulations thereunder, stating that Seller is not a foreign person (as such term is defined in the Code).

If the Closing occurs, all closing conditions set forth in this Section 3.2 which have not been fully satisfied as of the Closing shall be deemed to have been fully and irrevocably waived by Buyer.

Section 3.3 Conditions to Seller’s Obligations. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, to the extent permitted by Law, the waiver by Seller) of the following conditions as of the Closing Date:

(a) receipt by Seller of the Estimated Purchase Price pursuant to Section 2.3;

(b) the representations and warranties set forth in Article VI (other than those representations and warranties that address matters as of a particular date, which shall be true and correct as of such particular date) shall be true and correct in all material respects at and as of the Closing Date, except where the failure of such representations and warranties to be so true and correct would not, in the aggregate, have a material adverse effect on Buyer’s ability to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement;

(c) Buyer shall have performed in all material respects all the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing (except that, for the avoidance of doubt, Buyer shall have performed in all respects the covenants and agreements set forth in Section 2.3);

(d) no proceeding challenging or seeking to restrain or prohibit any of the transactions contemplated by this Agreement shall have been commenced by any Governmental Authority or any Person who is not a Party or an Affiliate thereof for the purpose of obtaining any order, decree, injunction, restraint or prohibition and be pending;

(e) Buyer shall have delivered to Seller certified copies of the resolutions duly adopted by Buyer’s board of directors (or its equivalent governing body) authorizing Buyer’s execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby; and

(f) Buyer shall have delivered to Seller a certificate, dated as of the Closing Date, stating that the conditions specified in subsections (a) and (b) of this Section 3.3 have been satisfied.

If the Closing occurs, all closing conditions set forth in this Section 3.3 which have not been fully satisfied as of the Closing shall be deemed to have been fully and irrevocably waived by Seller.

Section 3.4 No Frustration of Closing Conditions. Neither Buyer nor Seller may rely on the failure of any condition to its obligation to consummate the transactions contemplated hereby set forth in Section 3.1, Section 3.2 or Section 3.3, as the case may be, to be satisfied if such failure was caused by such Party’s failure to use its reasonable best efforts (or commercially reasonable efforts, with respect to those matters contemplated by the applicable Sections of this Agreement) to satisfy the conditions to the consummation of the transactions contemplated hereby or other breach of a representation, warranty or covenant hereunder.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING SELLER

Seller hereby represents and warrants to Buyer as follows:

Section 4.1 Authority. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Seller has all requisite power and authority and full legal capacity to execute and deliver this Agreement and to perform its obligations hereunder.

Section 4.2 Execution and Delivery; Valid and Binding Agreement. This Agreement has been duly executed and delivered by Seller, and each of the other agreements, documents and instruments contemplated hereby to be executed and delivered by Seller at the Closing, when so executed and delivered, shall have been duly executed and delivered by Seller. The execution, delivery and performance of this Agreement by Seller and the other agreements, documents and instruments contemplated hereby to be executed and delivered by Seller at the Closing and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement or the other agreements, documents and instruments contemplated hereby to be executed and delivered by Seller at the Closing. Assuming that this Agreement is the valid and binding agreement of Buyer and the Company, this Agreement constitutes, and each of the other agreements, documents and instruments contemplated hereby to be executed and delivered by Seller at the Closing, when so executed and delivered shall constitute, the valid and binding obligation of Seller, enforceable against such Seller in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and general principles of equity effecting the availability of specific performance and other equitable remedies.

Section 4.3 Noncontravention. Neither the execution and the delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) violate or conflict with, or require any authorization, consent, approval, exemption or other action by or notice to any Governmental Authority under any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any Governmental Authority to which Seller is subject or any provision of its Governing Documents or (b) conflict with, result in a breach of, constitute a default under (or an event which, with notice or lapse of time or both, would constitute a default), result in the acceleration of, result in the loss of any material right under, create in any party the right to receive payment under, accelerate, terminate, modify or cancel, or require any notice under any written agreement, contract, lease, license, instrument or other written arrangement to which Seller is a party or by which it is bound or to which any of its assets is subject, except, in the case of clause (b) above, where the violation, conflict, breach, default, acceleration, termination, modification or cancellation would not have a Material Adverse Effect.

Section 4.4 Ownership of the Securities. Seller is the sole record and beneficial owner of the Securities. Seller has good and valid title to the Securities, free and clear of any and all Liens (other than Permitted Liens of the type described in clause (iii) of the definition thereof). The Securities will be sold, transferred and conveyed to Buyer pursuant to the procedures set forth in this Agreement, free and clear of all Liens (other than Permitted Liens of the type described in clause (iii) of the definition thereof).

Section 4.5 Brokers’ Fees. No broker, finder, financial advisor or investment banker, other than Piper Jaffray & Co. (whose fees will be paid by Seller), is entitled to any broker’s, finder’s, financial advisor’s, investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

Section 4.6 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO BUYER OR ITS OFFICERS, DIRECTORS, MANAGERS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), THE REPRESENTATIONS AND WARRANTIES MADE BY SELLER IN THIS ARTICLE IV ARE IN LIEU OF AND ARE EXCLUSIVE OF ALL OTHER REPRESENTATIONS AND WARRANTIES OF SELLER, INCLUDING ANY IMPLIED WARRANTIES. SELLER HEREBY DISCLAIMS ANY SUCH OTHER OR IMPLIED REPRESENTATIONS OR WARRANTIES, INCLUDING ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE SECURITIES OR THE BUSINESS OR ASSETS OF THE COMPANY, AND SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE ASSETS OF THE COMPANY, ANY PART THEREOF, THE WORKMANSHIP THEREOF, AND THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT EXCEPT TO THE EXTENT SET FORTH IN THIS AGREEMENT, SUCH ASSETS ARE BEING ACQUIRED “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR PRESENT CONDITION, AND BUYER SHALL RELY ON ITS OWN EXAMINATION AND INVESTIGATION THEREOF AS WELL AS THE REPRESENTATIONS AND WARRANTIES OF

SELLER AND THE COMPANY SET FORTH IN THIS ARTICLE IV AND IN ARTICLE V.

ARTICLE V

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

The Company hereby represents and warrants to Buyer as follows, except as disclosed in the Schedules (with specific reference to the particular section or subsection of this Agreement to which the information set forth in such Schedules relates; provided that any information set forth in one section of the Schedules shall be deemed to apply to each other section or subsection thereof or hereof to which (a) a specific cross reference to such other section or subsection is made, or (b) the applicability of such disclosure to such other section or subsection is reasonably apparent on its face):

Section 5.1 Organization; Qualification; Limited Liability Company Power; Officers, Authorization

(a) The Company is duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company is qualified to conduct business and is in good standing under the Laws of each jurisdiction where such qualification is necessary, except to the extent where failure to so qualify would not result in a Material Adverse Effect. The Company has all limited liability company power and authority to own, lease and use its properties and carry on its business as currently conducted, except where the failure to have such power or authority would not have a Material Adverse Effect.

(b) Schedule 5.1 lists the names and titles of the officers of the Company as of the date hereof. The Company has made available to Buyer correct and complete copies of the Governing Documents for the Company (as amended to date). The minute books (containing the written consents, and any other records of meetings, of Seller in its capacity as the sole member of the Company) and the unit certificate books for the Company are correct and complete in all material respects.

(c) The Company is not in default under or in violation in any material respect of any provision of its Governing Documents.

(d) The Company has the requisite limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

(e) The execution, delivery and performance of this Agreement by the Company, and the execution, delivery and performance of the other agreements, documents and instruments contemplated hereby to be executed and delivered by the Company at the Closing, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all requisite limited liability company action, and no other limited liability company proceedings are necessary to authorize the execution, delivery or performance of this Agreement and the other agreements, documents and instruments contemplated hereby to be executed and delivered by the Company at the Closing. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other Parties, this Agreement constitutes, and each of the other agreements, documents and instruments contemplated hereby to be executed and delivered by the Company at the Closing, when so executed and delivered shall constitute, the legal, valid and binding agreements of the Company, enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and general principles of equity effecting the availability of specific performance and other equitable remedies.

Section 5.2 Capitalization

(a) The limited liability company membership interests of the Company consist of 100 Common Units, all of which are issued and outstanding as of the date hereof. All of the Securities are owned beneficially and of record by Seller. All of the Securities have been duly authorized and validly issued and have not been issued in violation of any preemptive or similar right of any Person. There are no outstanding subscriptions, options, warrants, rights, convertible securities or other contracts or commitments of any character obligating the Company to issue limited liability company membership interests or any other equity interests of the Company or to repurchase or otherwise acquire any Securities. Except as set forth with respect to Section 5.7(f) on Schedule 5.7, there are no outstanding or authorized equity appreciation, phantom equity, profit participation or similar rights with respect to the Company. There are no outstanding contractual obligations binding on the Company restricting the transfer of, containing any right of first refusal with respect to, or granting any preemptive or anti-dilutive right with respect to, any of the Securities or any other equity interests in the Company. There are no voting trusts, proxies or other similar agreements or understandings with respect to voting the Securities.

(b) The Company has no, and never has had any, Subsidiaries and has no ownership interest in or right to acquire any ownership interest in any other Person. The Company is not a party to any agreement regarding the ownership or control of any Person.

Section 5.3 Noncontravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) violate or conflict with, or require any authorization, consent, approval, exemption or other action by or notice to any Governmental Authority under, (i) any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any Governmental Authority to which Seller is subject or (ii) any provision of its Governing Documents or (b) conflict with, result in a breach of, constitute a default under (or an event which, with notice or lapse of time or both, would constitute a default), result in the acceleration of, result in the loss of any material right under, create in any party the right to receive payment under, accelerate, terminate, modify or cancel, or require any notice under any written agreement, contract, lease, license, instrument or other written arrangement to which the Company is a party or by which it is bound or to which any of its assets is subject, except, in the case of clauses (a)(i) and (b)

above, where the violation, conflict, breach, default, acceleration, termination, modification or cancellation would not have a Material Adverse Effect, and except any such authorizations, consents, approvals, exemptions or other actions required under the HSR Act.

Section 5.4 Brokers’ Fees. No broker, finder, financial advisor or investment banker is entitled to any broker’s, finder’s, financial advisor’s, investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

Section 5.5 Financial Statements. Schedule 5.5 sets forth the following financial statements with respect to the Company’s business and operations (collectively, the “Financial Statements”): (a) the unaudited internal balance sheet as of December 31, 2008, December 31, 2009, December 31, 2010, and March 31, 2011; and (b) the unaudited internal income statements for the fiscal years ended December 31, 2008, December 31, 2009 and December 31, 2010 and the three months ended March 31, 2011. The balance sheet of the Company as of March 31, 2011 (the “Most Recent Balance Sheet Date”) is referred to herein as the “Most Recent Balance Sheet.” The Financial Statements have been prepared in accordance with GAAP throughout the periods covered thereby, present fairly, in all material respects, the financial condition of the Company’s business and operations as of such dates and the results of operations of the Company’s business and operations for such periods and are correct and complete in all material respects, except as otherwise set forth therein and subject to normal year-end adjustments (the effect of which would not, individually or in the aggregate, be material) and the absence of footnote disclosures normally made in the footnotes. The Financial Statements have been prepared from and are consistent in all material respects with the books and records of the Company. The Company is not a party to any off-balance sheet arrangements.

Section 5.6 No Undisclosed Liabilities The Company has no indebtedness, debts, liabilities, commitments or obligations of any kind whatsoever, whether or not fixed, contingent, accrued, asserted, matured or known, that would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto (collectively, “Liabilities”) arising out of facts or circumstances existing as of or prior to the Closing, except for Liabilities (a) shown, reflected, disclosed or reserved for on the Most Recent Balance Sheet, (b) incurred by the Company after the Most Recent Balance Sheet Date in the Ordinary Course of Business, (c) under Material Contracts, or (d) that, individually or in the aggregate, do not exceed $125,000 and have not had and would not reasonably be expected to have a Material Adverse Effect. Notwithstanding the foregoing, the representations and warranties contained in this Section 5.6 do not apply to any matter the subject matter of which is specifically covered by Section 5.3 (Noncontravention), Section 5.9 (Compliance with Laws), Section 5.10 (Tax Matters), Section 5.11 (Real Property), Section 5.12 (Intellectual Property Rights), Section 5.14 (Orders and Litigation), Section 5.16 (Employee Benefits) or Section 5.17 (Environmental Matters).

Section 5.7 Events Subsequent to Most Recent Fiscal Year End. Since the Most Recent Balance Sheet Date (x) the Company has conducted its business in all material respects in the Ordinary Course of Business, and (y) there has not been any event, change, condition, state of facts or development, that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect. In addition, and without limiting for the foregoing, expect as expressly permitted or expressly required by the terms of this Agreement, since the Most Recent Balance Sheet Date:

(a) the Company has not sold, leased, transferred or assigned any material portion of its tangible assets (other than the sale of inventory and property, plant and equipment in the Ordinary Course of Business);

(b) the Company has not sold, leased, transferred, assigned, licensed or otherwise transferred any rights under any patents, trademarks, trade names, copyrights, trade secrets or other intangible assets, in each case owned by the Company except, in each case, in the Ordinary Course of Business;

(c) the Company has not entered into, materially modified or amended, or terminated any Material Contract, other than, in each case, in the Ordinary Course of Business;

(d) no party (including the Company) has provided written notice of its election to accelerate, terminate, modify in a manner adverse to the Company or cancel any Material Contract;

(e) the Company has not experienced any material damage or destruction to any material portion of its assets taken as a whole;

(f) the Company has not granted any material bonus (including any transaction bonus or retention bonus), compensation or salary increase to any former or current employee (except for increases in base compensation in the prior to the date hereof not exceeding 5 percent individually or in the aggregate), or made, granted any increase in or established any employee benefit, severance, insurance, deferred compensation, pension, retirement or profit sharing plan or materially amended or terminated any existing Employee Benefit Plan (other than in the Ordinary Course of Business), or adopted any new Employee Benefit Plan;

(g) the Company has not paid, loaned or advanced any amount to, or sold, transferred or leased any of its material assets to, or entered into any agreement or arrangement with, any Affiliate of the Company (other than payments, loans, advances, sales, transfers, leases, agreements or arrangements between the Company and Seller);

(h) the Company has not made or committed to make any capital expenditure (or series of related capital expenditures) involving more than $100,000 individually, or $250,000 in the aggregate (other than capital expenditures in connection with the purchase of computers and related equipment in the Ordinary Course of Business, capitalized software or other budgeted capital expenditures disclosed to the Buyer prior to the date of this Agreement);

(i) the Company has not incurred, assumed or guaranteed any Indebtedness (other than Intercompany Obligations and any guaranty of Indebtedness that will be terminated at or prior to the Closing);

(j) there has been no change in the Governing Documents of the Company;

(k) the Company has not declared, set aside or made any distribution with respect to its membership interests (whether in cash or in kind), or redeemed, purchased or otherwise acquired any of its membership interests;

(l) the Company has not settled or compromised any material Tax liability, nor has it made any new (or changed any existing) material Tax election, nor made any material change in accounting or material Tax principles, practices or policies; and

(m) the Company has not acquired, by merging or consolidating with, by purchasing equity securities or a material portion of the assets of, or by any other manner, any business or other Person or division of any Person;

(n) the Company has not changed any of its material accounting principles, policies, practices or methods from those in effect at the Most Recent Balance Sheet Date, except as may be required by GAAP;

(o) the Company has not settled or compromised any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy, including those relating to Taxes; and

(p) the Company has not committed to do any of the foregoing.

Section 5.8 Assets. The Company has good and indefeasible title to, or in the case of leased assets, valid leasehold interests in, all of its material assets shown on the Most Recent Balance Sheet unless disposed of in the Ordinary Course of Business since the Most Recent Balance Sheet Date, whether tangible or intangible, in all cases free and clear of any Liens (other than Permitted Liens).

Section 5.9 Compliance with Laws. The Company is, and, for the past two years has been, in compliance with all Laws that are or were applicable to it or to the conduct or operation of its business or the ownership, lease or use of any of its assets, except for any such non-compliance as would not have a Material Adverse Effect. The Company has not in the past two years received any written notice from any Governmental Authority or any other Person regarding any actual, alleged or potential violation of, or failure to comply with, any Law, or any actual, alleged or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, except, in each case, for any such violation, failure, undertaking or burden as would not have a Material Adverse Effect. Notwithstanding the foregoing, the representations and warranties contained in this Section 5.9 do not apply to any matter the subject matter of which is specifically covered by Section 5.10 (Tax Matters), Section 5.16 (Employee Benefits) or Section 5.17 (Environmental Matters).

Section 5.10 Tax Matters. The Company has properly filed (or has caused to be filed) all material Tax Returns that were required to be filed with respect to the Company when due (taking into account extensions), and all such material Tax Returns are true, complete and accurate in all material respects.

(b) All material Taxes for which the Company is liable (regardless of whether or not such Taxes were shown as due on any Tax Return) have been timely paid. The Company has withheld and paid over to the appropriate Taxing Authority all material Taxes which it is required to withhold from amounts paid or owing to any employee, independent contractor, equityholder, creditor or other third party. All liability for material Taxes with respect to Tax Returns not filed through the date of the most recent Financial Statements has been adequately provided for in the Financial Statements in accordance with and to the extent required by GAAP.

(c) The Company is not the beneficiary of any extension of time within which to file any Tax Return.

(d) No Taxing Authority has at any time asserted any deficiency or assessment, or proposed in writing any adjustment, for any Taxes against the Company, and, to the Knowledge of the Company, there is no current audit or investigation by any Taxing Authority with respect to any Tax liability of the Company.

(e) There are no Liens on any of the assets or properties of the Company (including any Liens in respect of Taxes), other than Permitted Liens.

(f) The Company has not engaged in any “listed transaction” as defined in Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2).

(g) The Company has been disregarded as an entity separate from its owner for U.S. federal Income Tax purposes at all times since its formation by Seller.

(h) The Company is not and has not been party to any Tax allocation or sharing agreement, nor does the Company have any liability for the Taxes of any other Person as a transferee or successor.

(i) There are no outstanding agreements, waivers, arrangements or requests for such agreements, waivers or arrangements extending the statutory period of limitations applicable to any claim for, or period of collection or assessment of, Taxes of or with respect to the Company.

(j) This Section 5.10 shall be the sole and exclusive representation and warranty with respect to Tax matters.

Section 5.11 Real Property.

(a) The Company does not own any real property.

(b) Schedule 5.11 sets forth the address of the Leased Real Property (including the date and name of the parties to each Lease). The Company has made available to Buyer prior to the date hereof a true and complete copy of each Lease document. With respect to each Lease:

(i) such Lease is legal, valid, binding and in full force and effect, subject to proper authorization and execution of such Lease by the other party thereto and except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Law affecting the rights of creditors generally; and

(ii) neither the Company nor, to the Knowledge of the Company, any other party to the Lease is in material breach of or material default under such Lease, and, to the Knowledge of the Company, no event has occurred or circumstance exists that, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease.

Section 5.12 Intellectual Property Rights.

(a) Schedule 5.12 contains a true, correct and complete list, as of the date hereof, of (i) all patents, patent applications, trademark registrations, trademark applications, Internet domain name registrations, copyright registrations and copyright applications, in each case, that are (A) owned by the Company, (B) exclusively licensed to the Company, or (C) owned or exclusively licensed by Seller or an Affiliate of the Company and which comprises Business Intellectual Property Rights (collectively, the “Registered Intellectual Property Rights”), and (ii) all material unregistered trademarks included in the Business Intellectual Property Rights. For each of the Registered Intellectual Property Rights, Schedule 5.12 contains an indication of the jurisdiction of application or registration, the application or registration number (as applicable), and the owner of record (if other than the Company). To the Knowledge of the Company, all of the Intellectual Property Rights required to be listed on Schedule 5.12 as Registered Intellectual Property Rights are valid, subsisting and enforceable.

(b) The Company (i) exclusively owns, free and clear of all Liens (other than Permitted Liens) or (ii) has the right to use the Intellectual Property Rights material to the operation of its business as presently conducted by the Company (collectively, the “Business Intellectual Property Rights”).

(c) Schedule 5.12 identifies all Business Intellectual Property Rights that are owned by Seller or any other Affiliate of the Company.

(d) The Company has not, in the past two years, received any written claim or notice either (i) directly contesting the validity, enforceability, ownership,

registerability, or use of, or the Company’s rights in or to, any of the Business Intellectual Property Rights, or (ii) alleging that the Company has infringed or misappropriated the Intellectual Property Rights of other any other Person.

(e) To the Knowledge of the Company, the operation of the business of the Company as currently conducted does not infringe, misappropriate or violate any Intellectual Property Rights or any other rights of any other Person. There is no pending or, to the Knowledge of the Company, threatened suit against the Company alleging that the Company infringed, misappropriated or otherwise violated the Intellectual Property Rights or other rights of other any other Person.

(f) The Company has taken commercially reasonable steps to protect and maintain (i) the security of its software, computer systems, network infrastructure, data, databases, and other information technology equipment and data used in the business of the Company and (ii) the confidentiality of all trade secrets and other confidential information owned by the Company.

(g) The Company maintains a policy whereby (i) all employees, consultants and independent contractors are required to maintain the confidentiality of any confidential information owned by the Company; and (ii) any employees, consultants and independent contractors that have contributed to the development of any invention, improvement, discovery or work of authorship made or conceived of in connection with their employment are required to assign their interest in such invention, improvement, discovery or work of authorship to Company.

(h) No employee, former employee, or past or present consultant or independent contractor of the Company, Seller or any of the Company’s Affiliates has any ownership right, title or interest, directly or indirectly, in whole or in part, in any Business Intellectual Property Rights.

(i) Upon and after the Closing, except for the rights granted under the Transitional Trademark License Agreement, the Company will own or have the right to use, license and transfer the Business Intellectual Property Rights in the same manner and on the same terms that the Company had immediately prior to the Closing.

(j) After Closing the IT Resources will be held by or will be available for use by the Company in accordance with the terms of the Transition Services Agreement.

(k) The IT Resources have been maintained in all material respects in accordance with industry standards applicable to the Company Business. The tangible IT Resources are in good working condition to perform all information technology operations necessary for the conduct of the Company Business. Seller has taken commercially reasonable steps to provide for the back-up and recovery of the data and information critical to the conduct of the business of the Company without material disruption to, or material interruption in, the conduct of such business.

Section 5.13 Material Contracts. Schedule 5.13 lists the following written contracts and other written agreements to which the Company is a party (collectively, the “Material Contracts”):

(a) any agreement with the ten largest suppliers and the ten largest customers of the Company (by dollar amount), each on a consolidated basis for the fiscal year ended December 31, 2010 and setting forth the approximate dollar amount and the approximate percentage of consolidated gross purchases or consolidated gross sales, as applicable, attributable to such supplier or customer, as applicable;

(b) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $100,000 per annum;

(c) except for any agreement entered into in the Ordinary Course of Business, any agreement (or group of related agreements) for the purchase or sale of supplies, products or other personal property, or for the furnishing or receipt of services;

(d) any agreement, commitment, or outstanding purchase order relating to capital expenditures that involves total remaining payments by the Company of more than $100,000.

(e) any agreement concerning a partnership or joint venture;

(f) any agreement containing a covenant not to compete granted by the Company in favor of a third party that impairs the business as currently conducted, or which expressly restricts the ability of the Company to conduct business of any type or in any location;

(g) any agreement (i) relating to the licensing by or to the Company of Business Intellectual Property Rights (other than licenses of commercially available, off-the-shelf software) and (ii) that is material to the business of the Company;

(h) any agreement (or group of related agreements) under which the Company has incurred, assumed or guaranteed any Indebtedness (other than Intercompany Obligations) or any agreement evidencing or under which the Company has imposed a Lien (other than a Permitted Lien) on any of its assets, tangible or intangible (other than any such agreement that will be terminated at or prior to the Closing);

(i) any agreement with any Affiliate of the Company (other than any such agreement that will be terminated at or prior to the Closing);

(j) any agreement, plan or arrangement by which the Company is bound with regard to employment, consulting services, compensation, bonus, incentive, equity purchase or other equity-based compensation or right, severance pay, retention bonuses, or success fees, other than (i) any Employee Benefit Plan set forth on Schedule 5.13, (ii) any agreements that either (A) require future payments by the Company of less than $100,000, (B) have a remaining term of less than one year and can be terminated by the

Company upon notice of 60 days or less without material cost or penalty, or (iii) any oral “at will” employment arrangements;

(k) any agreement under which the Company has advanced or loaned any amount to any employee (other than advances in the Ordinary Course of Business);

(l) any settlement, conciliation or similar agreement entered by any Governmental Authority whereby the Company is under an obligation to perform activities, refrain from activities and/or pay money; and

(m) any other agreement, contract, lease, license, instrument or commitment binding upon the Company, in each case not included in clauses (a) through (l) above, which has future required payments to or by the Company in excess of $100,000 per annum and is not terminable by the Company upon notice of sixty days or less without substantial cost or penalty.

The Company has made available to Buyer an accurate and complete, in all material respects, copy of each Material Contract. With respect to each Material Contract: (i) such Material Contract is legal, valid, binding and enforceable against the Company, and, to the Knowledge of the Company, the other parties thereto, in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Law affecting the rights of creditors generally; (ii) the Company is not (with or without the lapse of time or the giving of notice, or both) in breach or default and, to the Knowledge of the Company, no other party to such Material Contract is in breach or default thereunder, and no event has occurred or circumstance exists that would constitute a breach or default by the Company or, to the Company’s Knowledge, by any such other party; (iii) the Company has performed all material obligations previously required to be performed by it under such Material Contract; (iv) to the Company’s Knowledge, no event has occurred or circumstance exists that would permit termination, cancellation, acceleration, suspension or adverse modification of any obligation or loss of any benefit under, result in any payment becoming due under, or result in the imposition of any Lien on any of the Company’s securities or any of the properties or assets of the Company under any such Material Contract (other than Permitted Liens) nor has the Company given or received written notice alleging the same; and (v) the other party to the Material Contract has not repudiated in writing any portion of such Material Contract.

Section 5.14 Orders and Litigation. Except as set forth in Schedule 5.14, the Company (a) is not subject to any outstanding injunction, judgment, order, decree, administrative proceeding, ruling or charge and (b) is not a party or, to the Knowledge of the Company, threatened to be made a party to, any material action, suit, proceeding, hearing, or investigation commenced, brought, conducted or heard by or before any Governmental Authority or any arbitrator or arbitration panel.

Section 5.15 Labor Matters. With respect to the Business Employees:

(a) there is no collective bargaining agreement with any labor organization;

(b) to the Knowledge of the Company, as of the date hereof, no union organizing or decertification efforts are underway or threatened in writing, and the Company is not in receipt of written notice of any union representation petition or demand for recognition; and

(c) no labor strike, work stoppage, slowdown, or other material labor dispute is underway or, to the Knowledge of the Company, threatened in writing.

Section 5.16 Employee Benefits

(a) Schedule 5.16(a) sets forth a true and complete list of each material Seller Benefit Plan.

(b) The Company does not maintain, sponsor, contribute to, or have any liability, whether contingent or otherwise, in respect of any “multiemployer plan” as defined in Section 3(37) of ERISA or any defined benefit pension plan (as defined in Section 3(35) of ERISA) or plan subject to Section 412 of the Code or Section 302 of ERISA.

(c) Each Seller Benefit Plan has been maintained, funded and administered in compliance with its terms and the requirements of applicable Law, including ERISA and the Code.

(d) Each Seller Benefit Plan which is intended to qualify under Section 401(a) of the Code has either received a favorable determination letter from the Internal Revenue Service (the “IRS”) as to its qualified status or may rely upon an opinion letter for a prototype plan and, to the Knowledge of the Company, there are no facts or circumstances that could reasonably be expected to cause the loss of such qualification.

(e) Each Seller Benefit Plan or other arrangement that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code) is in all material respects in documentary and operational compliance with Section 409A of the Code and the applicable guidance issued thereunder.

(f) No Seller Benefit Plan or other arrangement to which Seller or any Seller Subsidiaries is a party provides for the gross-up or reimbursement to Business Employees for any Taxes imposed under Section 4999 or 409A of the Code.

(g) Except as required by Law, no Seller Benefit Plan or other agreement or arrangement provides (or could require Seller or any Seller Subsidiary to provide) any post-employment medical or life insurance benefits to any Business Employees.

(h) The consummation of the transactions contemplated by this Agreement (including in combination with other events or circumstances) will not (i) entitle any Business Employee to any payment, (ii) result in the acceleration of the time of payment or vesting of compensation or benefits, as applicable, or (iii) increase the amount of any payment to any Business Employee, in each case, under any Seller Benefit Plan.

Section 5.17 Environmental Matters

(a) The Company is in compliance with all Environmental Laws, except for any such non-compliance as would not have a Material Adverse Effect.

(b) The Company possesses and is in compliance with any permits, licenses or other authorizations required pursuant to Environmental Laws for the occupation of the Leased Real Property and the operation of the business of the Company as currently conducted, except for any such failure to possess or comply as would not have a Material Adverse Effect.

(c) The Company has not, prior to the date hereof, received any written notice of any actual or alleged violation of Environmental Laws, or any liability, including any investigatory, remedial or corrective obligations, under Environmental Laws, in each case, relating to the business of the Company, the subject matter of which notice would have a Material Adverse Effect.

(d) This Section 5.17 sets forth the sole and exclusive representations and warranties of the Company with respect to environmental matters, including all matters relating to Environmental Laws.

Section 5.18 Insurance. Schedule 5.18 contains a summary as of the date hereof of all current material policies or binders of insurance (showing as to each policy or binder the carrier, policy number, coverage limits, expiration dates, annual premiums, deductibles and a general description of the type of coverage provided and policy exclusions) maintained by Seller solely to the extent relating to the properties, assets, personnel and operation of the business of the Company. All such insurance policies (a) are in full force and effect, (b) are valid and enforceable, and (c) include the Company as an additional insured under such policy. The premiums due and payable under such insurance policies have been timely paid in accordance with the terms of such policies. As of the date hereof, neither the Company nor any Company Affiliate has received or given written notice of cancellation or non-renewal with respect to any of such insurance policies in the past two years. Neither the Company nor any Company Affiliate is in material default with respect to any such insurance policies and in the past two years there has not been any material claim by the Company or any Company Affiliate under any such insurance policies relating to the business of the Company that has been denied. The Company does not maintain any insurance policy.

Section 5.19 Affiliate Transactions.  As of the date hereof and the Closing Date, and during the past two years, no director, officer, employee or greater than 5 percent equityholder of the Company or Affiliate (other than a portfolio company of such Person) of any such Person is a party to any transaction with the Company, including any contract providing for the employment of, furnishing of services by, rental of real or personal property from or otherwise requiring payments to any such Person or firm, other than employment-at-will arrangements in the Ordinary Course of Business.

Section 5.20 Customers and Suppliers.  None of the Suppliers or Customers of the Company set forth on Schedule 5.20 has informed the Company in writing, or to the

Knowledge of the Company by other means, that it intends to terminate or materially reduce its relationship with the Company.

Section 5.21 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO BUYER OR ITS RESPECTIVE OFFICERS, DIRECTORS, MANAGERS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA) EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE V, THE COMPANY EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE SECURITIES OR BUSINESS OR ASSETS OF THE COMPANY, AND THE COMPANY SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO SUCH ASSETS, ANY PART THEREOF, THE WORKMANSHIP THEREOF, AND THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT EXCEPT TO THE EXTENT SET FORTH IN THIS AGREEMENT, SUCH ASSETS ARE BEING ACQUIRED “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR PRESENT CONDITION, AND BUYER SHALL RELY ON ITS OWN EXAMINATION AND INVESTIGATION THEREOF AS WELL AS THE REPRESENTATIONS AND WARRANTIES OF SELLER AND THE COMPANY SET FORTH IN ARTICLE IV AND THIS ARTICLE V.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES REGARDING BUYER

Buyer hereby represents and warrants to Seller and the Company as follows:

Section 6.1 Organization and Power. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and perform its obligations hereunder.

Section 6.2 Authorization; Valid and Binding Agreement. The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly executed and delivered by Buyer and assuming the due authorization, execution and delivery by the other Parties constitutes a legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity effecting the availability of specific performance and other equitable remedies.

Section 6.3 No Breach. Subject to compliance with the requirements of the HSR Act, Buyer is not subject to or obligated under its Governing Documents, any Law, or any agreement, instrument, license, franchise or permit, or any order, writ, injunction or decree, which would be breached or violated by Buyer’s execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

Section 6.4 Governmental Consents, etc. Except as pursuant to the applicable requirements of the HSR Act, no consent, approval or authorization of any Governmental Authority or any other party or Person is required to be obtained by Buyer in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby. Buyer is not subject to any outstanding judgment, order or decree of any Governmental Authority.

Section 6.5 Litigation. As of the date hereof, there are no actions, suits or proceedings pending or, to the Knowledge of Buyer, threatened against or affecting Buyer at Law or in equity, or before or by any Governmental Authority, which challenge or seek to prevent, enjoin, alter or materially delay the transactions contemplated hereby.

Section 6.6 Brokers’ Fees. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer.

Section 6.7 Available Cash. As of the date of this Agreement, Buyer has and, as of the Closing Date, will have sufficient cash in immediately available funds and/or available borrowing capacity to enable Buyer to timely perform its obligations hereunder subject to certain conditions set forth therein, including to (a) pay in full all amounts payable by Buyer pursuant to Section 2.3; (b) pay in full any obligation of the Company which may become due as a result of this Agreement or the consummation of the transactions contemplated hereby; (c) pay in full all fees, costs and expenses payable by Buyer in connection with this Agreement and the consummation of the transactions contemplated hereby; and (d) provide for the working capital needs of the Company following the consummation of the transactions contemplated hereby.

Section 6.8 Investment Representation. Buyer is purchasing the Securities for its own account for investment purposes and not with a view to or for sale in connection with any public distribution of such securities in violation of any federal or state securities Laws. Buyer is an “accredited investor” as defined in Regulation D promulgated by the United States Securities and Exchange Commission under the Securities Act. Buyer acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the Securities. Buyer acknowledges that the Securities have not been registered under the Securities Act or any United States state or non-United States securities Laws and that the Securities may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and are registered under any applicable state or non-United States securities Laws or pursuant to an exemption from registration under the Securities Act and any applicable state or non-United States securities Laws.

Section 6.9 Solvency. Immediately after giving effect to the transactions contemplated by this Agreement, neither Buyer nor the Company will (a) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the fair salable value of its assets is less than the amount required to pay its probable liability on its existing debts as they mature), (b) have unreasonably small capital with which to engage in its business or (c) have incurred debts beyond its ability to pay as they become due.

ARTICLE VII

PRE-CLOSING COVENANTS

The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing (except as otherwise expressly stated to apply to a different period):

Section 7.1 Commercially Reasonable Efforts; Cooperation.

(a) Except as otherwise set forth in this Agreement, each of the Parties shall use its commercially reasonable efforts to take or cause to be taken all actions, and to do or cause to be done all things, reasonably necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable on or prior to the Outside Date. Without limiting the generality of the foregoing, (i) no Party shall take any action, or permit any of such Party’s directors, officers, managers, members, employees, Subsidiaries and other Affiliates to take any action to diminish the ability of any other Party to consummate, or delay any other Party’s ability to consummate, the transactions contemplated hereby, including taking any action that is intended or would reasonably be expected to result in any of the conditions to any other Party’s obligations to consummate the transactions specified in Article III to not be satisfied, and (ii) the Parties shall (and shall cause their respective directors, officers, managers, members, employees, Subsidiaries and other Affiliates, and use their reasonable best efforts to cause their respective Affiliates, employees, agents, attorneys, accountants and representatives) to consult and fully cooperate with and provide reasonable assistance to each other in (A) subject to the other provisions of this Section 7.1, obtaining all necessary consents or other permission or action by, and giving all necessary notices to and making all necessary filings, meetings or appearances with and applications and submissions to, any Governmental Authority or other Person and (B) in general, consummating and making effective the transactions contemplated by this Agreement. Notwithstanding the foregoing, in no event shall Seller or the Company be obligated to pay any consent fee or other monetary inducement or other financial or other accommodation to any Person or to offer in connection with its obligations under this Section 7.1.

(b) Each of Buyer and Seller shall (i) make or cause to be made all filings required of each of them or any of their respective Subsidiaries or Affiliates under the HSR Act with respect to this Agreement and the transactions contemplated hereby as promptly as practicable after the date hereof (but in any event within ten Business Days after the date hereof), (ii) supply as promptly as practicable any additional information and documentary materials that may be requested from the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice or any other Governmental Authority pursuant to the HSR Act, and to use its reasonable best efforts to take or cause to be taken all actions necessary, proper or advisable under applicable Laws to cause the expiration or early termination of the applicable waiting periods under the HSR Act, and (iii) cooperate with one another (A) in promptly determining whether any filings are required to be or should be made or consents, approvals, permits or authorizations are required to be or should be obtained under any other federal, state or foreign Law contemplated by this Agreement and (B) in promptly making any such filings, furnishing information required in connection therewith and seeking to obtain timely any such consents, permits, authorizations, approvals or waivers. Without limiting the foregoing, Buyer, Seller and the Company shall request, and shall cause their respective Affiliates to request, early termination of any waiting period under the HSR Act. Buyer shall pay the filing fees required under the HSR Act in connection with such filings.

(c) Upon the terms and subject to the conditions set forth in this Agreement and applicable Law, Buyer and Seller shall (i) promptly notify the other Party of any communication to that Party from any Governmental Authority in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated by this Agreement, (ii) subject to reasonable privilege or confidentiality restrictions, permit the other Party the opportunity to review in advance all the information relating to Seller and its Subsidiaries (and any parent included as part of such filing) or Buyer and its Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Authority in connection with the Agreement and the transactions contemplated by this Agreement and incorporate the other Party’s reasonable comments; (iii) to the extent practicable, not participate in any substantive meeting or discussion with any Governmental Authority in respect of any filing, investigation, or inquiry concerning this Agreement and the transactions contemplated by this Agreement unless it consults with the other Party in advance, and, to the extent permitted by such Governmental Authority, gives the other Party the opportunity to attend; and (iv) subject to reasonable privilege or confidentiality restrictions, furnish the other Party with copies of all correspondences, filings, and written communications between them and their Subsidiaries and representatives, on the one hand, and any Governmental Authority or its respective staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement. Seller and Buyer may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 7.1(c) as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel and any retained consultants or experts of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient, unless express written permission is obtained in advance from the source of the materials (Seller or Buyer, as the case may be). Each of Seller and Buyer shall promptly notify the other Party if such Party becomes aware that any third party has any objection to the Agreement on antitrust or anti-competitive grounds.

(d) Each of Buyer and Seller shall use its reasonable best efforts to resolve any objections, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement under the HSR Act in order to enable the transactions contemplated by this Agreement to be consummated as promptly as practicable. Notwithstanding anything to the contrary herein, neither Buyer nor any of its Affiliates shall be required to (i) initiate any legal action against, or defend any litigation brought by any Governmental Authority in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding which would otherwise have the effect of preventing or materially delaying the Closing, or which may require any undertaking or condition set forth in clause (ii) below, or (ii) to propose or agree to accept any undertaking or condition, to enter into any consent decree, to make any divestiture or accept any operational restriction or to take or commit to take any action that could reasonably be expected to limit (A) the freedom of action of Buyer, the Company or their respective Subsidiaries and/or Affiliates, as applicable, with respect to the operation of, or Buyer’s or its Subsidiaries’ or Affiliates’ ability to retain, the Company, or any of its businesses or assets or (B) the ability to retain, own or operate any portion of the business of Buyer, the Company or their respective Subsidiaries and Affiliates or alter or restrict in any way the business or commercial practices of Buyer, the Company or their respective Subsidiaries and Affiliates.

Section 7.2 Conduct of Business. From and after the date hereof, Seller shall, and shall cause the Company to, conduct the Company Business in all material respects in the Ordinary Course of Business, and use commercially reasonable efforts to maintain in all material respects its relationships with key employees, suppliers, customers and others having business relationships with it. Without limiting the foregoing, except as otherwise expressly required by this Agreement or as may be consented to in advance in writing by Buyer (such consent not to be unreasonably withheld, delayed or conditioned), from and after the date hereof, Seller shall not, and Seller shall cause the Company not to, take any of the actions set forth in Section 5.7(a) through (p) with respect to the business of the Company.

Section 7.3 Other Information and Events. Prior to the Closing, the Company shall use commercially reasonable efforts to furnish to Buyer:

(a) promptly, and in any event within five Business Days, after the Company, or Seller, receives written notice from any party to any Material Contract that the Company is in default thereunder, a copy of such notice; and

(b)    promptly, and in any event within five Business Days, after the commencement thereof, notice in writing of all material legal proceedings by or before any Governmental Authority commenced against the Company or Seller during the period after the date hereof and prior to the Closing.

Section 7.4 Access; Confidentiality

(a) During the period from the date of this Agreement to the earlier of the Closing and the date that this Agreement is terminated in accordance with its terms (the “Pre-Closing Period”), Buyer shall be entitled to reasonable access, during normal business hours and upon reasonable advance notice to Seller, to all premises, properties, personnel, records and contracts relating to the Company Business (for the sole purpose of evaluating the Company Business), and Seller shall cooperate to the extent such access does not unreasonably interfere with the operations, activities and employees of Seller or the Company; provided, however, that the foregoing access right shall not include the right to have access to any information the disclosure of which is restricted by contract or applicable Law or which could result in the waiver of any legal privileges. Except in response to a request contemplated by the first sentence of this Section 7.4(a), during the Pre-Closing Period, Buyer shall not, and shall cause its representatives and agents not to, contact or hold discussions with any suppliers, customers, vendors, licensors, licensees or employees of Seller or the Company regarding the transactions contemplated by this Agreement or the Company Business without the prior written consent of Seller (which consent shall not be unreasonably withheld, delayed or conditioned), and in any event only with the participation of representatives of Seller or the Company as determined in the sole discretion of Seller. No investigation pursuant to this Section 7.4, shall affect any representation or warranty by the Company or Seller in this Agreement or any condition to the obligations of Buyer hereunder.

(b) Buyer and its representatives shall hold any information furnished to it or its representatives pursuant to Section 7.4(a) in accordance with that certain letter agreement, dated as of April 12, 2011, by and between Seller and Parent (the “Confidentiality Agreement”).

Section 7.5 Public Announcements . During the Pre-Closing Period, Buyer, on the one hand, and Seller and the Company, on the other hand, shall consult with one another and seek one another’s approval before issuing any press release, or otherwise making any public statements, with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation and approval; provided that each Party may make any such announcement which it in good faith believes, based on advice of counsel, is necessary or advisable in connection with any requirement of Law, it being understood and agreed that each Party shall provide the other Parties with copies of any such announcement in advance of such issuance; provided, further, that each Party may make internal announcements to their respective employees that are not inconsistent in any material respects with the Parties’ prior public disclosures regarding the transactions contemplated by this Agreement.

ARTICLE VIII

POST-CLOSING COVENANTS

Section 8.1 Access to Books and Records. From and after the Closing, Buyer shall, and shall cause the Company to, provide Seller and its authorized representatives with reasonable access (for the purpose of examining and copying), during normal business hours, after appropriate advance notice to the books and records of the Company with respect to periods beginning on or prior to the Closing Date (i) in connection with any audit or investigation of, insurance claims by, legal proceedings against, disputes involving or governmental investigations of Seller or any of its Affiliates, or (ii) in order to enable Seller to comply with its financial or Tax reporting obligations or obligations under this Agreement, in either case in a manner so as not to unreasonably interfere with the Company’s business and subject to the confidentiality obligations set forth in Section 8.6. Unless otherwise consented to in writing by Seller, Buyer shall not permit the Company, for a period of seven years following the Closing Date, to destroy, alter or otherwise dispose of any books and records of the Company, relating to periods beginning on or prior to the Closing Date without first giving reasonable prior written notice to Seller and offering to surrender to Seller such books and records or such portions thereof. If Seller does not confirm its intention in writing to take ownership and possession of such books and records within thirty days after such notice is delivered, then the Company may proceed with the disposition of such books and records.

Section 8.2 Employee Benefits. Effective as of the Closing, Buyer shall, or shall cause the Company or its or their respective Affiliates to, (i) continue the employment of all Business Employees on terms and conditions that are substantially similar to the terms and conditions applicable to the Business Employees immediately prior to the Closing, and (ii) provide base compensation to the Business Employees that is equivalent to the compensation provided to such Business Employees immediately prior to the Closing.

(b) Effective as of the Closing, Buyer shall, or shall cause the Company or its or their respective Affiliates to provide benefit and compensation plans, programs, agreements and arrangements to the Business Employees on the same basis as and in the aggregate are substantially comparable to the benefit and compensation plans, programs, agreements and arrangements provided to similarly situated Buyer employees.

(c) For all purposes under the benefit and compensation plans, programs, agreements and arrangements of the Company, Buyer or any of their Affiliates providing benefits or compensation to Business Employees after the Closing Date (the “New Plans”), each Business Employee shall be credited with his or her years of service with Seller or any of its Affiliates (including the Company), as applicable, before the Closing Date, except to the extent such credit would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing: (i) each Business Employee shall be immediately eligible to participate, without any waiting time, in each New Plan; and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Business Employee, Buyer shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Business Employee and his or her covered dependents, and Buyer shall cause any eligible expenses incurred by such Business Employee and his or her covered dependents under any Seller Benefit Plan or other New Plan during the portion of the plan year ending on the date such Business Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Business Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(d) Nothing in this Section 8.2 shall cause any current or former Business Employee or employee, officer, manager, director or contractor of the Company (including, in each case, any of their eligible dependants or other beneficiaries) to be a third party beneficiary of, or have any right or claim under, this Agreement or to be interpreted as an amendment of any benefit and compensation plans, programs, agreements and arrangements of the Buyer or Seller.

Section 8.3 Change of Name. Except as set forth in the Transitional Trademark License Agreement, within three Business Days following the Closing, the Company shall change the corporate name of the Company to remove “MediMedia” from its corporate name, and, from and after the Closing Date, Buyer shall not, nor shall it permit any of its Affiliates (including the Company) or authorize any other Person to, use the trade name “MediMedia,” or any trade names similar thereto or derived therefrom, in any manner (including as a company name or d/b/a/, in any of its literature, sales materials or in connection with any products or services or otherwise).

Section 8.4 Tax Matters.

(a) Buyer, the Company and Seller shall cooperate fully, as and to the extent reasonably requested by the other Party(ies), in connection with any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s(ies’) request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and Seller agree to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority.

(b) Any real property transfer or gains, stamp, stock transfer, documentary, sales, use, registration and other such similar Taxes, together with all conveyance fees, recording charges and other fees and charges, incurred in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), including any penalties or interest with respect thereto, shall be borne 50 percent by Buyer and 50 percent by Seller. Any Tax Returns required to be filed in connection with such Transfer Taxes shall be filed by the Party that customarily has primary responsibility for filing such Tax Returns pursuant to applicable Tax Laws. Buyer and Seller agree to cooperate in the filing of any returns with respect to Transfer Taxes, including promptly supplying any information in their possession that is reasonably necessary to complete such returns.

(c) Buyer acknowledges and agrees that the Company will not comply with the provisions of any bulk transfer or similar Laws of any jurisdiction in connection with the transactions contemplated by this Agreement.

(d) Seller shall be liable for and shall pay all Taxes (whether assessed or unassessed) of the Company for periods (or portions thereof) ending prior to the Closing Date (including any Taxes arising solely as a result of the transactions contemplated by this Agreement other than any Taxes addressed by Section 8.4(b)), except to the extent such Taxes are reflected in Working Capital. Buyer shall be liable for and shall pay all Taxes (whether assessed or unassessed) of the Company for periods (or portions thereof) beginning on or after the Closing Date. For purposes of this Section 8.4(d), any period beginning before and ending after the Closing Date will be treated as two partial periods, one ending on the day immediately prior to the Closing Date and the other beginning on the Closing Date, except that Taxes (such as property Taxes) imposed on a periodic basis will be allocated on a daily basis.

(e) Seller will not at any time take any action that would result in the Company being treated as a corporation for United States federal income tax purposes.

(f) For the avoidance of doubt, the Parties acknowledge that any deductions for federal and applicable state and local income tax purposes attributable to the bonuses payable by the Company in connection with the transactions contemplated by this Agreement shall be allocated to the period of Seller’s ownership of the Securities.

Section 8.5 Nonsolicitation; Noncompetition; Enforcement.

(a) For a period beginning on the Closing Date and ending on the date which is two years following the Closing Date (such period, the “Restricted Period”), (i) Buyer and the Company will not, and will cause each of its respective Subsidiaries not to, and (ii) Seller will not, and will cause each of its Affiliates not to, recruit, solicit or lure or entice away any Person who is an employee of (A) in the case of Buyer or the Company, Seller or any of its Subsidiaries, or (B) in the case of Seller, Buyer or the Company or any of their respective Subsidiaries, in each case, without the prior written consent of the Party or Affiliate thereof that employs such Person; provided, however, the foregoing restriction shall not apply to the placement of a job posting and advertisements not directed to any particular Person in journals or general circulation or in otherwise publicly available sources such as the Internet.

(b) During the Restricted Period, Seller will not, and will cause each of MediMedia USA, Inc., MMUSA Acquisition Corp. and MMUSA Acquisition LLC, and their respective Subsidiaries (collectively, the “Seller Restricted Parties”), not to, engage in or own any interest in a business that engages in the Company Business; provided, however, that Buyer acknowledges that it understands that the Seller Restricted Parties will, during the Restrictive Period, provide services to or receive services from Persons that may be engaged in the Company Business and in no event shall the providing or receiving of any such services in and of itself be deemed to be a violation of this Section 8.5(b).

(c) Notwithstanding anything to the contrary in Section 8.5(b), the Seller Restricted Parties may, during the Restrictive Period own an interest of less than 5 percent of the voting securities of any publicly traded company.

(d) If the final judgment of a court of competent jurisdiction (each, a “Court”) declares that any term or provision of this Section 8.5 is invalid or unenforceable, then the Parties agree that such Court making the determination of invalidity or unenforceability will have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

(e) Notwithstanding any provision to the contrary herein, (i) each Party may pursue, at its discretion, enforcement of this Section 8.5 in any Court, and (ii) in no event shall any Party be held liable for any other Party’s legal fees or costs in pursuit of such claim, unless there is a final determination by such Court that the Party pursuing such claim acted in manifest bad faith.

(f) The Parties agree that money damages would not be an adequate remedy for any breach of this Section 8.5, and any breach of the terms of this Section 8.5 would result in irreparable injury and damage for which no Party would have an adequate remedy at Law. Therefore, in the event of a breach or a threatened breach of this Section 8.5, each Party, in addition to any other rights and remedies existing in its favor at Law or in equity, shall be entitled to specific performance or immediate injunctive or other equitable relief from a Court in order to enforce, or prevent any violations of, the provisions of this Section 8.5 (without posting a bond or other security), without having to prove damages. The terms of this Section 8.5 shall not prevent any Party from pursuing any other available remedies for any breach or threatened breach of this Agreement.

Section 8.6 Business Confidential Information

(a) Seller acknowledges and agrees that the books, records, data and other documents and confidential information concerning the Company Business and/or the products, services, customer development information (including customer and prospect lists), sales activities and procedures, promotional and marketing techniques, pricing, plans and strategies, financing, development and expansion plans and credit and financial data concerning customers and suppliers and other information of or to the extent relating primarily to the Company Business are considered by Buyer to be confidential, and in some cases, are in the nature of trade secrets, and are valuable assets of the Company Business, access to and knowledge of which are essential to preserve the goodwill, customer relationships and ongoing business relationships of the Company Business for the benefit of Buyer. Seller further agrees that all knowledge and information described in the preceding sentence that is not in the public domain (unless such knowledge and information is in the public domain as a result of a breach of this or any other confidentiality agreement by Seller or any of its Affiliates) shall be considered confidential information (collectively, the “Business Confidential Information”). For the avoidance of doubt, the term Business Confidential Information shall not include information to the extent it (i) does not relate to the Company Business, (ii) becomes available to Seller or any of its Affiliates on a non-confidential basis from a source other than Buyer; provided that to Seller’s or any of its Affiliates’ knowledge such source is not bound by a confidentiality agreement with or similar obligation to Buyer or the Company with respect to such information, (iii) is independently developed by Seller or any of its Affiliates under circumstances not involving a breach of this Section 8.6, or (iv) is publicly disclosed pursuant to a lawful requirement or request from a Governmental Authority acting within its jurisdiction, or non-confidential disclosure is otherwise required by law or regulation.

(b) Seller hereby agrees that following the Closing Date it shall hold the Business Confidential Information in confidence and not use or disclosure or cause or permit to be used or disclosed any of the Business Confidential Information for any reason or purpose whatsoever, except and to the extent any disclosure of Business Confidential Information is required by law or regulation or appropriate court order and sufficient advance written notice thereof, if legally permitted, is provided to Buyer to permit Buyer to seek a protective order or other appropriate remedy. The provisions of this Section 8.6 shall expire on the fifth anniversary of the Closing.

Section 8.7 Further Assurances. From time to time, as and when requested by any Party and at such Party’s expense, any other Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as the requesting Party may reasonably deem necessary to evidence and effectuate the transactions contemplated by this Agreement.

ARTICLE IX

TERMINATION

Section 9.1 Termination of Agreement. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(a) by mutual written consent of Buyer and Seller;

(b) by Buyer, if there has been a breach by Seller or the Company of any covenant, representation or warranty of Seller or the Company contained in this Agreement which would prevent the satisfaction of any condition to the obligations of Buyer at the Closing and such inaccuracy or breach has not been waived by Buyer or, in the case of a covenant breach capable of being cured, cured by the Company or Seller within the earlier of twenty days after written notice thereof from Buyer to Seller or the Outside Date, provided that Buyer is not then in material default or material breach of any of its covenants, representations or warranties set forth in this Agreement;

(c) by the Company, if there has been a breach by Buyer of any covenant, representation or warranty of Buyer contained in this Agreement which would prevent the satisfaction of any condition to the obligations of the Company at the Closing and such inaccuracy or breach has not been waived by the Company or, in the case of a covenant breach capable of being cured, cured by Buyer within the earlier of twenty days after written notice thereof from the Company to Buyer or the Outside Date, provided that Seller is not then in material default or material breach of any of its covenants, representations, warranties or agreements set forth in this Agreement;

(d) by either the Company or Buyer if any Governmental Authority of competent jurisdiction has issued a nonappealable final judgment, order, decree or similar ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or

(e) by Buyer or Seller, if the Closing shall not have occurred on or prior to the six-month anniversary of the date hereof, unless extended by written agreement of Buyer and Seller (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this clause (e) shall not be available to any Party whose failure to fulfill any obligation of such Party under this Agreement, whether directly or indirectly, has been the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date, provided, further, that such period will be extended for sixty additional days to the extent necessary to satisfy the conditions set forth in Section 3.1(a) (except in circumstances contemplated by clause (d) hereof.

Section 9.2 Effect of Termination.

(a) If Buyer or Seller terminates this Agreement pursuant to Section 9.1, written notice thereof shall immediately be provided to the other Party, and this Agreement and the transactions contemplated hereby shall become null and void and of no further force and effect (except that Section 7.4(b), this Article IX and Article X shall survive any such termination), and no Party shall have any liability to any other Party hereunder except as otherwise expressly set forth in this Agreement.

(b) If this Agreement and the transactions contemplated hereby are terminated as provided herein, all confidential or proprietary information received by Buyer, its directors, officers, managers, members, partners, employees, agents, representatives or advisors with respect to Seller, the Company, their respective Subsidiaries and other Affiliates or the Company Business shall be treated for all purposes (including with respect to the return or destruction of such information) in accordance with the Confidentiality Agreement, which shall remain in full force and effect in all respects notwithstanding the termination of this Agreement.

(c) Nothing in this Article IX shall be deemed to (i) relieve any Party from any liability for any breach by such Party occurring prior to any termination of this Agreement of any of the representations, warranties, covenants or agreements set forth in this Agreement or (ii) impair the right of any Party to compel specific performance by any other Party of its obligations under this Agreement.

ARTICLE X

INDEMNIFICATION

Section 10.1 Limited Indemnification by Seller. Seller shall indemnify and hold the Buyer Parties harmless from and pay, without duplication, any and all Losses, directly or indirectly, resulting from, relating to, arising out of, or attributable to any of the following:

(a) The failure of any Fundamental Representation to be true and correct as of the date of this Agreement and as of the Closing Date as if made anew as of such date;

(b) Any breach of any covenant of Seller contained in this Agreement to be performed in whole or in part after the Closing; and

(c) Any of the Excluded Liabilities, except to the extent such Excluded Liabilities are reflected in Working Capital.

Section 10.2 Indemnification Claim Procedures

(a) If any third party notified any Buyer Party with respect to the commencement of any action, suit, proceeding, claim, demand, hearing, investigation or similar event that may give rise to a claim for indemnification against Seller hereunder (an “Indemnification Claim”), then the Buyer Party will promptly give notice to Seller. Failure to notify Seller will not relieve Seller of any obligation that it may have to the Buyer Party, except to the extent that the defense of such action, suit, proceeding, claim, demand, hearing, investigation or similar event is materially and irrevocably prejudiced by the Buyer Party’s failure to give such notice.

(b) Seller shall have the right to defend against an Indemnification Claim, with counsel of its choice reasonably satisfactory to the Buyer Party, if (i) within 10 days following the receipt of notice of the Indemnification Claim Seller notifies the Buyer Party in writing that Seller will indemnify the Buyer Party from and against the entirety of any Losses the Buyer Party may suffer resulting from, relating to, arising out of, or attributable to the Indemnification Claim, (ii) Seller provides the Buyer Party with evidence reasonably acceptable to the Buyer Party that Seller will have the financial resources to defend against the Indemnification Claim and pay, in cash, all Losses the Buyer Party may suffer resulting from, relating to, arising out of, or attributable to the Indemnification Claim, (iii) the Indemnification Claim involves only money Losses and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Indemnification Claim is not in the good faith judgment of the Buyer Party likely to establish a precedential custom or practice material and adverse to the continuing business interests of the Buyer Party, and (v) Seller conducts the defense of the Indemnification Claim actively and diligently. Seller will be liable for the reasonable fees and expenses of one counsel employed by the Buyer Party for any period during which Seller has not assumed the defense thereof (other than during any period in which the Buyer Party will have failed to give notice of the Indemnification Claim as provided above).

(c) So long as Seller is conducting the defense of the Indemnification Claim in accordance with Section 10.2(b), (i) the Buyer Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Indemnification Claim, (ii) the Buyer Party will not consent to the entry of any order with respect to the Indemnification Claim without the prior written consent of Seller (not to be withheld, delayed or conditioned unreasonably), and (iii) Seller will not consent to the entry of any order with respect to the Indemnification Claim without the prior written consent of the Buyer Party (not to be withheld, delayed or conditioned unreasonably, provided that it will not be deemed to be unreasonable for an Buyer Party to withhold its consent (A) with respect to any finding of or admission (1) of any breach of any Law, (2) of any violation of the rights of any Person, or (3) which Buyer Party believes could have a material and adverse effect on any other actions to which the Buyer Party or its Affiliates are a party or to which Buyer Party has a good faith belief it may become a party, or (B) if any portion of such order would not remain sealed).

(d) Notwithstanding the foregoing, if a Buyer Party determines in good faith that there is a reasonable probability that an Indemnification Claim may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Buyer Party may, by notice to Seller, assume the exclusive right to defend, compromise or settle such Indemnification Claim, but Seller will not be bound by any determination of any Indemnification Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its consent (which may not be unreasonably withheld, delayed or conditioned).

(e) Seller hereby consents to the non-exclusive jurisdiction of any Governmental Authority, arbitrator, or mediator in which an action, suit, proceeding, claim, demand, hearing, investigation or similar event is brought against any Buyer Party for purposes of any Indemnification Claim that a Buyer Party may have under this Agreement with respect to such action, suit, proceeding, claim, demand, hearing, investigation or similar event or the matters alleged therein, and agrees that process may be served on Seller with respect to such claim anywhere in the world.

ARTICLE XI

MISCELLANEOUS

Section 11.1 No Survival of Representations, Warranties and Covenants. None of Seller’s or the Company’s representations, warranties, agreements and covenants in this Agreement (except the Fundamental Representations and those agreements and covenants to be performed, in whole or in part, by Seller after the Closing) shall survive the Closing, and all such representations, warranties, agreements and covenants shall terminate at the Closing and be of no further force and effect from and after the Closing.

Section 11.2 Expenses. Whether or not the Closing takes place, and except as otherwise explicitly set forth in this Agreement, all fees, costs and expenses incurred by Buyer, on the one hand, and Seller and the Company, on the other hand, in connection with the preparation, negotiation and execution of this Agreement and each other agreement, document and instrument contemplated hereby and thereby, and the consummation of the transactions contemplated hereby and thereby (including fees, costs and expenses of legal counsel, financial advisors and other representatives, consultants and service providers), shall be borne solely by Buyer and Seller, respectively.

Section 11.3 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) one Business Day after deposit with Federal Express or similar overnight courier service, (c) three Business days after being mailed by first class mail, return receipt requested, or (d) by email, on the date shown on the receipt or confirmation therefor. Notices, demands and communications to Buyer, the Company and Seller shall, unless another address is specified in writing, be sent to the addresses indicated below:

Notices to Buyer or to the Company:

Vicar Operating, Inc.

c/o VCA Antech Inc.

12401 West Olympic Blvd.

Los Angeles, CA 90064

Attention:         Tomas Fuller

Email:               tom.fuller@vcaantech.com

with a copy (which shall not constitute notice to Buyer or the Company) to:

Akin Gump Strauss Hauer & Feld LLP

2029 Century Park East

Suite 2400

Los Angeles, CA 90067-3010

Attention:         C.N. Franklin Reddick III

Email:               freddick@akingump.com

Notices to Seller:

MediMedia USA, Inc.

26 Main Street

Chatham, NJ 07928

Attention:         Board of Directors

Email:               nalpert@vestarcapital.com

with copies (which shall not constitute notice to Seller) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention:         Michael Movsovich and Kester Spindler

Email:               michael.movsovich@kirkland.com

                           kester.spindler@kirkland.com

Section 11.4 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated (a) by Buyer without the prior written consent of Seller or (b) by the Company or Seller without the prior written consent of Buyer.

Section 11.5 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Law, but if any provision of this Agreement is held to be prohibited by or invalid under Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 11.6 Construction. The table of contents and the section and other headings and subheadings contained in this Agreement and the Exhibits hereto are solely for the purpose of reference, are not part of the agreement of the Parties, and shall not in any way affect the meaning or interpretation of this Agreement or any Exhibit hereto. The definitions in Section 1.1 and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references to “days” (without explicit reference to Business Days) or “months” shall be deemed references to calendar days or months, as applicable. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day. All references to “$” shall be deemed references to United States dollars. Unless the context otherwise requires, any reference to a “Section,” “Exhibit,” or “Schedule” shall be deemed to refer to a section of this Agreement, exhibit to this Agreement or a schedule to this Agreement, as applicable. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole (including the Schedules and Exhibits to this Agreement) and not to any particular provision of this Agreement. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The use of the words “or,” “either” and “any” in this Agreement shall not be exclusive. The phrases “made available to Buyer” or “furnished to Buyer” or similar phrases as used in this Agreement refer to all documents to which Buyer, its Affiliates or advisers have been provided with either through access to the documents posted to the “Project Tiger” data room at www.intralinks.com or delivered otherwise to such Persons on or prior to the date hereof. The phrase “transactions contemplated by this Agreement” or similar phrases as used in this Agreement means the sale of the Securities pursuant to Section 2.1.

Section 11.7 Interpretation. The Parties acknowledge and agree that (a) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision, (b) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement and (c) the terms and provisions of this Agreement shall be construed fairly as to all Parties, regardless of which Party was generally responsible for the preparation of this Agreement. Any statute, regulation, or other Law defined or referred to herein (or in any agreement or instrument that is referred to herein) means such statute, regulation or other Law as, from time to time, may be amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor statutes. References to a Person also refer to its predecessors and permitted successors and assigns.

Section 11.8 Exhibits and Schedules. All exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. Any item disclosed in any Schedule referenced by a particular section in this Agreement shall be deemed to have been disclosed with respect to every other section in this Agreement. The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in any Schedule is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no Party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement.

Section 11.9 Amendment and Waiver. Any provision of this Agreement or the Schedules or Exhibits may be amended or waived only in a writing signed by Buyer, the Company and Seller. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.

Section 11.10 Entire Agreement. This Agreement and the documents referred to herein contain the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede any prior understandings, agreements or representations by or among the Parties, written or oral, which may have related to the subject matter hereof in any way (including the Confidentiality Agreement).

Section 11.11 Counterparts. This Agreement may be executed in multiple counterparts (including by means of telecopied or emailed signature pages), any one of which need not contain the signatures of more than one Party, but all such counterparts taken together shall constitute one and the same instrument.

Section 11.12 Governing Law.  ALL MATTERS RELATING TO THE INTERPRETATION, CONSTRUCTION, VALIDITY AND ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE

APPLICATION OF LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.

Section 11.13 Dispute Resolution. The Parties hereby agree that any dispute arising out of or relating to this Agreement shall be settled by arbitration pursuant to this Section 11.13. All arbitration shall be finally and conclusively determined by the decision of a board of arbitration consisting of three members (the “Board of Arbitration”) selected as hereinafter provided. Each of Buyer, on the one hand, and Seller or the Company, on the other hand, shall select one member and the third member shall be a retired judge selected by mutual agreement of the other members, or if the other members fail to reach agreement on a third member within 20 days after their selection, such third member, who shall be a retired judge, shall thereafter be selected by the American Arbitration Association (“AAA”) upon application made to it for a third member jointly by Buyer and Seller or the Company, as applicable. The Board of Arbitration shall meet in New York, New York, and shall reach and render a decision in writing (concurred in by a majority of the members of the Board of Arbitration) specifying its finding of fact and conclusions of law. In connection with its proceedings, the Board of Arbitration shall follow the AAA Commercial Arbitration rules; provided, however, that if there is any conflict between the procedures set forth herein and the AAA rules, the provisions herein shall control. To the extent practical, decisions of the Board of Arbitration shall be rendered no more than sixty days following commencement of proceedings with respect thereto. The Board of Arbitration shall cause its written decision to be delivered to the Parties in the manner provided for the giving of notices in Section 11.3. Any decision made by the Board of Arbitration (either prior to or after the expiration of such sixty-day period) shall be final, binding and conclusive on the Parties and entitled to be enforced to the fullest extent permitted by Law and entered in any Court. The non-prevailing Party in any arbitration shall bear its own expense in relation thereto, including such Party’s attorneys’ fees, if any, and the expenses and fees of each member of the Board of Arbitration. In addition, the prevailing Party in any arbitration shall be entitled to recover from the non-prevailing Party(ies) its reasonable and documented out-of-pocket expenses, including such Party’s attorneys’ fees, and costs incurred in relation thereto or in the enforcement or collection of any judgment or award rendered therein.

Section 11.14 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

Section 11.15 Limitation on Damages and Remedies. Notwithstanding anything to the contrary set forth herein, no Party shall be liable for any consequential damages (including loss of revenue, income or profits, loss or diminution in value of assets or securities) or punitive, special, exemplary or indirect damages, relating to any breach of representation, warranty or covenant contained in this Agreement. Except in the case of fraud, no breach of any representation, warranty or covenant contained herein shall give rise to any right on the part of Buyer or Seller, after the consummation of the transactions contemplated hereby, to rescind this Agreement or any of the transactions contemplated hereby.

Section 11.16 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, Buyer agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future director, manager, officer, employee or member of Seller or of any Affiliate or assignee thereof, as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future officer, agent or employee of Seller or any current or future equityholder of Seller or any current or future director, manager, officer, employee or member of Seller or of any Affiliate or assignee thereof, as such, for any obligation of Seller under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

Section 11.17 Waiver of Jury Trial. THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (a) ARISING UNDER THIS AGREEMENT OR (b) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 11.18 Waiver of Conflicts. Recognizing that Kirkland & Ellis LLP has acted as legal counsel to Seller, the Company and their respective Affiliates prior to the Closing and that Kirkland & Ellis LLP intends to act as legal counsel to Seller and its Affiliates (which will no longer include the Company) after the Closing, each of Buyer and the Company hereby waives, on its own behalf and agrees to cause its Affiliates to waive, any conflicts that may arise in connection with Kirkland & Ellis LLP representing Seller or its Affiliates after the Closing as such representation may relate to Buyer, the Company or the transactions contemplated hereby. In addition, all communications involving attorney-client confidences between Seller, the Company and their respective Affiliates and Kirkland & Ellis LLP in the course of the negotiation, documentation and consummation of the transactions contemplated hereby shall be deemed to be attorney-client confidences that belong solely to Seller and its Affiliates (and not the Company). Accordingly, the Company shall not have access to any such communications, or to the files of Kirkland & Ellis LLP relating to engagement, from and after the Closing. Without limiting the generality of the foregoing, upon and after the Closing, (a) Seller and its Affiliates (and not the Company) shall be the sole holders of the attorney-client privilege with respect to such engagement, and the Company shall not be a holder thereof, (b) to the extent that files of Kirkland & Ellis LLP in respect of such engagement constitute property of the client, only Seller and its Affiliates (and not the Company) shall hold such property rights and (c) Kirkland & Ellis LLP shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Company by reason of any attorney-client relationship between Kirkland & Ellis LLP and the Company or otherwise.

Section 11.19 Delivery by Electronic Means. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or other electronic means, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any Party to any such agreement or instrument, each other Party thereto shall re-execute original forms thereof and deliver them to all other Parties. No Party to any such agreement or instrument shall raise the use of a facsimile machine or other electronic means to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or other electronic means as a defense to the formation or enforceability of a contract and each such Party to any such agreement or instrument forever waives any such defense.

Section 11.20 Time of the Essence; Computation of Time. Time is of the essence for each and every provision of this Agreement. Whenever the last day for the exercise of any privilege or the discharge or any duty hereunder shall fall upon a day that is not a Business Day, the Party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular Business Day.

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[SIGNATURE PAGE FOLLOWS]

SIGNATURE PAGE TO

SECURITIES PURCHASE AGREEMENT

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written.

BUYER:

VICAR OPERATING, INC.

By:
Name:
Its:

COMPANY:

MEDIMEDIA ANIMAL HEALTH, LLC

By:
Name:	Michael P. Burnett
Its:	Chief Financial Officer

SELLER:

MEDIMEDIA USA, INC.

By:
Name:	Michael P. Burnett
Its:	Chief Financial Officer

EXHIBIT A

List of Potential Neutral Accounting Firms

PricewaterhouseCoopers

BDO

Grant Thornton

EXHIBIT B

Form of Transition Services Agreement

Please see attached.

EXHIBIT C

Form of Transitional Trademark License Agreement

Please see attached.